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                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): April 20, 1996.

                       Symetrics Industries, Inc.
           (Exact Name of Registrant as specified in its charter)

 Florida                         0-4025              59-0954868
 (State of Incorporation)   (Commission File No)     (IRS Employer
                                                      ID Number)

          557 N. Harbor City Boulevard, Melbourne, Florida 32935
                 (Address of Principal Executive Offices)

               Registrants telephone number: (407) 254-1500


 Item 2. Acquisition or Disposition of Assets

          On April 20, 1996, Symetrics Industries, Inc. ("Symetrics") acquired approximately 95% of the outstanding capital stock of American Digital Switching, Inc. ("ADS") of Melbourne, Florida. ADS is a provider of central office digital switching systems and support services to telephone companies serving the communications requirements of rural communities.

          The acquisition was accomplished by the exchange of one share of Symetrics' voting common stock for every 4.5 shares of ADS common stock tendered (the "Exchange"). Pursuant to the Exchange, Symetrics exchanged 207,399 shares of Symetrics common stock, or approximately 13% of the outstanding capital stock of Symetrics after the Exchange, for 933,334 shares of ADS. There are 1,595,297 shares of Symetrics common stock outstanding after the Exchange. The Symetrics shares acquired in the Exchange are subject to certain registration rights. Symetrics intends to shortly complete the acquisition of the remaining outstanding shares of ADS.

          A copy of the Stock Purchase Agreement is filed as an exhibit to this report.

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Item 7. Financial Statements and Exhibits

         (a) and (b)   Financial statements and pro forma financial information
required to be filed as part of this Form 8-K are not being filed herewith because it is impractical to file them at this time. Symetrics intends to file the required financial statements and pro forma financial information as soon as practical, but not later than sixty (60) days after this report on Form 8-K must be filed.

         (c)     Exhibits required to be filed by Item 601 of Regulation S-K:

                 2. Stock Purchase Agreement signed April 20, 1996 and effective as of April 1, 1996 by and among Symetrics Industries, Inc., American Digital Switching, Inc., and the Selling Shareholders named in Schedule 1 thereto.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Symetrics Industries, Inc.


Date: May 3, 1996                         By:     /s/ Dudlev E. Gamer, Jr.
                                             -------------------------------
                                             Dudley E. Gamer, Jr., President











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